Exhibit 10.1

RETIREMENT AGREEMENT AND RELEASE

Getty Realty Corp., which maintains its principal offices at 2 Jericho Plaza, Suite 110, Jericho, New York 11753 (“Getty” or “Company”), and David B. Driscoll (“Employee” or “Mr. Driscoll”), for himself and his present or former heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree that:

1. Retirement Effective December 31, 2015. Mr. Driscoll hereby voluntarily resigns as the Company’s Chief Executive Officer and as a member of the Company’s Board of Directors effective December 31, 2015 (“Retirement Date”); such resignation shall be automatic and irrevocable. From the date of this Agreement through the Retirement Date, Mr. Driscoll will continue to receive the same rate of base salary as in effect on the date of this Agreement and continue to participate in Company benefit and fringe benefit plans in which he is currently participating in accordance with the terms and conditions thereof. Mr. Driscoll will receive a bonus payment for 2015 of $415,000.00, which will be paid after December 31, 2015, and prior to March 15, 2016. Mr. Driscoll hereby agrees that he will not receive any awards under the Getty Realty Corp. 2004 Omnibus Incentive Compensation Plan (“Incentive Plan”) following the date of this Agreement, that he is not entitled to any compensation, payments, severance or other benefits under his Employment Agreement dated April 26, 2010 (“Employment Agreement”) on or after the date of this Agreement and that such Employment Agreement is hereby cancelled and terminated.

2. Continued Transitional Employment from January 1, 2016, Through September 30, 2016. During the period beginning January 1, 2016, and ending on September 30, 2016 (“Transition Period”), Mr. Driscoll will continue in the full time employ of the Company and provide services in a non-officer capacity. During the Transition Period, Mr. Driscoll will be paid a salary in accordance with Getty’s regular payroll practices in the amount of $43,750.00 per month for the period from January 1, 2016, through July 31, 2016, and $20,000.00 per month for the period from August 1, 2016, through September 30, 2016, will be eligible to participate in the Company’s 401(k) plan, profit sharing plan and medical and dental plans in accordance with the terms and conditions thereof as in effect from time to time, and will continue to vest in all awards previously granted under the Incentive Plan in accordance with their respective terms and conditions. During the Transition Period, Employee shall not be eligible for contributions under the Company’s Supplemental Executive Retirement Plan, any car allowance, bonus or other incentive compensation.

3. Consulting Services from October 1, 2016, Through May 31, 2017. During the period beginning October 1, 2016, and ending May 31, 2017 (“Consulting Period”), Mr. Driscoll agrees to perform such consulting services for Getty as may be reasonably requested by Getty from time to time. Mr. Driscoll may be requested to provide consulting services by telephone, e-mail or in person (as reasonably determined by Getty in accordance with the nature of the services and Mr. Driscoll’s schedule, including any new employment obligations); provided, however, that the level of services performed during the Consulting Period shall not exceed the number of hours necessary to perform the requested services, and in no event shall the level of services provided, or to be provided, exceed 20% of Mr. Driscoll’s average level of services during the 36 month period prior to the September 30, 2016 or otherwise cause Mr. Driscoll to fail to incur a “separation from service” no later than that date for purposes of Section 409A of the Internal Revenue Code of

1986, as amended (“Code”). In consideration for his services during the Consulting Period and providing the effective release required by this Agreement, Getty shall pay Mr. Driscoll consulting fees as follows: $20,000.00 per month for the period from October 1, 2016, through October 31, 2016; and $12,500.00 per month for the period November 1, 2016, through May 31, 2017. All consulting fees payable under this Section 3 shall be paid monthly in arrears on the Company’s first regular payroll date following the end of the month for which they are payable. Mr. Driscoll shall be reimbursed by Getty for his reasonable and necessary out-of-pocket expenses incurred in performing the requested services during the Consulting Period, provided he submits appropriate documentation of such expenses to Getty and complies with Getty’s written expense reimbursement policies generally in effect from time-to time which are communicated to Mr. Driscoll. As additional consideration for making himself available to provide consulting services during the Consulting Period and providing the effective release required by this Agreement, on October 1, 2016, all of Mr. Driscoll’s unvested restricted stock units granted under the Incentive Plan shall become fully vested and shall be settled in accordance with their terms.

4. Release of Claims and Indemnification.

a. Except with respect to Getty’s performance of its obligations acknowledged or undertaken under this Agreement, and as hereinafter expressly provided in this Paragraph 4 below, Employee knowingly and voluntarily releases and forever discharges Getty and any present or former parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof (and their respective heirs, successors and assigns), both individually and in their business capacities, and their employee benefit plans and programs and their administrators, fiduciaries and functionaries (collectively referred to throughout this Agreement as “Employer”), of and from any and all claims, known and unknown, Employee has or may have against Employer as of the date of execution of this Agreement by Employee related to the Employee’s employment, retirement or separation from service, including, but not limited to any alleged violation of any State or federal law (statutory or common law), regulation or ordinance (as the same may have been amended) or any company policy, plan or program. Except with respect to Getty’s performance of its obligations acknowledged or undertaken under this Agreement and any benefits accrued prior to the date hereof, Employee waives and releases all rights and claims Employee may have against Employer for salary, bonus, benefits, restricted stock units, stock options, dividends, severance, or for any other thing whatsoever. This release of all claims includes, but is not limited to, claims arising under:

•	Title VII of the Civil Rights Act of 1964;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974;

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967;

•	The Sarbanes-Oxley Act;

•	The Workers Adjustment and Retraining Notification Act;

•	The Occupational Safety and Health Act;

•	The Fair Credit Reporting Act;

•	The New York State Executive Law (including its Human Rights Law);

•	The New York City Administrative Code (including its Human Rights Law);

•	The New York State Labor Law;

•	The New York wage, wage-payment and wage-hour laws;

•

Any other federal, state or local civil, human rights, bias, whistleblower, securities, real estate, tax, accounting, discrimination, retaliation, compensation, employment, labor or other local, state or federal law, regulation or ordinance of any kind;

•	Any amendments to the foregoing laws;

•	Any benefit, payroll or other plan, policy or program;

•	Any public policy, contract, third-party beneficiary, tort or common law claim; or,

•	Any claim for costs, fees, or other expenses including attorneys’ fees.

b. The parties agree that Mr. Driscoll shall be indemnified to the fullest extent permitted by the Maryland General Corporation Law, the Company’s By-laws, Charter, rules and regulations and to the same extent as similarly situated officers of Getty, for acts undertaken with respect to his duties as an employee of or consultant to Getty or as an officer of any subsidiary or affiliate thereof through May 31, 2017, and that Employee shall be entitled to indemnification with respect to any actions taken prior to the Retirement Date as the trustee, administrator or in any other capacity in connection with Getty’s employee benefit plans to the extent provided by the relevant plan. It is agreed further that Mr. Driscoll shall be a covered insured under the Company’s directors and officers liability insurance policy with respect to actions taken while employed by the Company to the same extent as officers of the Company. It further is agreed that if the Company is sold, it shall cause the sale or merger agreement to require the successor to comply fully with this covenant.

5. Acknowledgments and Affirmations.

a. Employee affirms that he has not filed, caused to be filed, and presently is not a party to any claim filed against the Employer and has released any and all claims not explicitly preserved hereunder;

b. Employee affirms he has no known workplace injuries, diseases or occupational illnesses and further affirms that he is unaware of any facts that could be the basis for a claim of discrimination against the Employer;

c. Employee also affirms that upon receipt of the consideration and amounts to be paid or provided to Employee as provided under Paragraphs 1, 2 and 3 hereof, he will have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled based on services performed or to be performed and Employee’s execution of this Agreement, subject to terms of this Agreement. Employee affirms that he has been granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;

d. Both the Employer and Employee acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding, to the extent permitted by law, before the U.S. Equal Employment Opportunity Commission providing that Employee shall not be entitled to recover any individual monetary relief or other individual remedies;

e. In the event that any claim is made by Employee that is not barred by this Agreement and any remedy is provided upon such a claim by Employee, all monies paid to Employee pursuant to Paragraphs 2 and 3 hereof shall be a set-off against and shall be used to satisfy any relief or recovery award to Employee, and if Employee files any claim of any kind whatsoever, not explicitly preserved by Employee under this Agreement (excluding cross, counter or similar claims that he may bring in response to any claim brought against him by Getty), he shall return all of the consideration paid under Paragraphs 2 and 3 above and shall pay the reasonable cost of the legal fees incurred by Employer to defend that action, subject to applicable law; and

f. Employee affirms that he will at the end of the Transition Period or at such other time as directed by Getty, return all of Employer’s property and equipment, including but not limited to any original or copies of any Company documents and information, regardless of the form, except as otherwise agreed by the Company’s then Chief Executive Officer.

6. Confidentiality.

a. Employee shall not, from the date of this Agreement, except as compelled by law or court order or administrative agency proceeding, or except to the extent of the publicly available information regarding the same, publicize or disclose to any person or entity (excluding Employee’s immediate family, attorney, financial and tax advisor, as set forth in Paragraph 6.b., below, who themselves shall adhere to all confidentiality covenants herein upon being provided such disclosure, the facts or circumstances relating to the making of this Agreement. Except to the extent of the publicly available information regarding this Agreement, this covenant of complete confidentiality includes, but is not limited to, any discussions surrounding the negotiation of this Agreement and the payments hereunder;

b. Consistent with Paragraph 6.a. above, other than to discuss the terms hereof with Employee’s immediate family, attorney, financial and tax advisor (each of whom must first agree not to make any disclosure that Employee himself could not make), Employee will not disclose to anyone any fact, document or other information produced or obtained in connection with this Agreement or which Employee obtained as a consequence of being employed by Getty, except to the extent of the publicly available information regarding the same or as compelled by law or court order or administrative agency proceeding. Employee shall be liable for any damages caused by any established violation of this covenant or any other clause of this Agreement by the Employee or any person to whom he disclosed any information protected by this Agreement (provided such person is not testifying or making disclosure in response to legal process to the extent allowed by this Agreement);

c. Employee further agrees he will not contact any current or former Getty employees other than his replacement as Getty’s CEO (or his designee) and the General Counsel (as to benefits and payments due under this Agreement), to discuss the terms of this Agreement, the circumstances giving rise to the parties’ entering into this Agreement or his separation from employment except to the extent of the publicly available information regarding the same and except that Employee shall be permitted to say that he resigned in order to pursue other business interests; and

d. Employee understands and agrees that violation of this Paragraph 6 or violation any other material provision of this Agreement will constitute a material breach of this Agreement, which will cause Employer to suffer immediate, substantial and irreparable injury and which will be a sufficient basis for an award of injunctive relief and monetary damages (without affecting the remainder of this Agreement) as well as providing Getty with the right to cease providing any outstanding consideration to be paid under this Agreement without affecting Employee’s release of claims, to the extent permitted by law.

7. Non-Disparagement. Employee and Getty, through its directors and senior officers (and Getty will direct its President, Executive Vice President, and Chief Financial Officer and similarly situated officers), agree not to defame, disparage or demean each other in any manner whatsoever.

8. Cooperation. Employee agrees to cooperate with the Company, its affiliates, and their attorneys, both during and after the Consulting Period, in connection with any litigation or other proceeding arising out of or relating to matters of which Employee was involved or had knowledge prior to the termination of Employee’s employment. Employee’s cooperation shall include, without limitation, providing assistance to the Company’s counsel, experts and consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that Employee’s cooperation is requested after the end of the Consulting Period, the Company will seek to minimize interruptions to Employee’s schedule to the extent consistent with its interests in the matter and reimburse Employee for reasonable and appropriate out-of-pocket expenses actually incurred by Employee in connection with such cooperation upon reasonable substantiation of such expenses.

9. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict or choice of law provisions thereof. In the event Employee or the Company breaches any provision of this Agreement, Employee and the Company affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Before doing so, the party alleging a breach occurred shall provide written notice to the other party specifying the alleged breach and twenty (20) days after written notice is received for the other party to remedy the alleged breach.

10. Severability. If any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction, the parties agree the court shall have the authority to modify, alter or change the provision(s) in question to make the Agreement legal and enforceable. If this Agreement cannot be modified to be enforceable, excluding the release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If the release language is found to be illegal or unenforceable, Employee agrees to execute a binding replacement release (consistent with this Agreement) without further consideration. In the event Employee refuses to execute a binding replacement release, he agrees to return all consideration paid pursuant to Paragraph 3.c. immediately.

11. Section 409A. This Agreement is intended to comply with, or otherwise be exempt from, Code section 409A. With respect to any reimbursement or any provision of in-kind benefits as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

For purposes of Code section 409A, the right to a series of installment payments under the terms of this Agreement is to be treated as a right to a series of separate payments. “Termination of employment,” or words of similar import, as used in this Agreement mean, for purposes of any payments that are payments of deferred compensation subject to Code section 409A, Employee’s “separation from service” as defined in Code section 409A. Notwithstanding anything in this Agreement to the contrary, if a payment obligation under the terms of this Agreement arises on account of Employee’s separation from service while Employee is a “specified employee” (as defined under Code section 409A and determined in good faith by the Company), any payment of “deferred compensation” (as defined under Treasury regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury regulation sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service will be paid within 30 days after the end of the six-month period beginning on the date of Employee’s separation from service.

12. Amendment. Except as provided in the preceding Paragraph 10, this Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

13. Resolution of Disputes. Any controversy or claim arising out of this Agreement, or the breach thereof, shall be decided by the U.S. District Court for the Eastern District of New York sitting in Suffolk County or the New York State Supreme Court in and for Nassau County. All such claims shall be adjudicated by a judge sitting without a jury.

14. Nonadmission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

15. Revocation. Employee may revoke this Agreement at any time during the seven (7) calendar days following the day he executes this Agreement (the “Revocation Period”). Any revocation within this period must be submitted, in writing, to the Company’s General Counsel and state, “I hereby revoke my acceptance of our Retirement Agreement and Release.” The revocation must be delivered to the General Counsel by hand or overnight delivery service, or mailed to the General Counsel and postmarked within seven (7) calendar days of the Employee’s execution of this Agreement. If the last day of the Revocation Period is a Saturday, Sunday, or legal holiday in New York, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

16. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, including the provisions of the Employment Agreement. Employee acknowledges that he has not relied on any representation, promise, or agreement of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

17. Paragraph Headings. Paragraph headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall together constitute one and the same agreement. This Agreement will not become enforceable until executed by both Getty and Employee.

19. Legal Fees. Each party will be responsible for its own legal fees or costs, if any, incurred in connection with the negotiation and settlement of this Agreement. In the event that the payments required to be made to or for the benefit of Employee under this Agreement are not timely paid and Employee commences any action or proceeding to enforce such provisions and to cause such payments to be made, and if Employee substantially prevails in such action or proceeding, then Employee shall be entitled to reimbursement of his reasonable attorneys’ fees and costs incurred in connection with such action or proceeding.

20. Competence to Waive Claims. At the time of considering or executing this Agreement, Employee was not affected or impaired by illness, use of alcohol, drugs or other substances or otherwise impaired. Employee is competent to execute this Agreement and knowingly and voluntarily waives any and all claims he may have against Employer. Employee certifies that he is not a party to any bankruptcy, lien, creditor-debtor or other proceedings which would impair his right or ability to waive all claims he may have against Employer.

EMPLOYEE ACKNOWLEDGES HE HAS BEEN ADVISED THAT HE HAS TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT. EMPLOYEE ALSO CONFIRMS THAT HE RECEIVED THE INITIAL DRAFT HEREOF ON NOVEMBER 4, 2015.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS RETIREMENT AGREEMENT AND RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS PRPVODED HEREIN, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS RETIREMENT AGREEMENT AND RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EMPLOYER AS OF THE DATE EXECUTED BY EMPLOYEE (OTHER THAN CLAIMS RELATED TO GETTY’S PERFORMANCE UNDER THIS AGREEMENT).

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

GETTY REALTY CORP.

By:	/s/ David B. Driscoll	By:	/s/ Christopher J. Constant
	David B. Driscoll		Christopher J. Constant

Date:	November 5, 2015	Date:	November 5, 2015